Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

GENERAL AMERICA CORPORATION,

GENERAL INSURANCE COMPANY OF AMERICA

and

SAFECO INSURANCE COMPANY OF AMERICA,

collectively as Seller,

AND

THE BOARD OF REGENTS OF THE UNIVERSITY OF WASHINGTON,

an agency of the State of Washington,

as Purchaser

with respect to

UNIVERSITY DISTRICT PROPERTIES,

SEATTLE, WASHINGTON

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	(e) Personal Property	19
	(f) Notices	19
	(g) Comply with Governmental Regulations	19

ARTICLE VIII.	Representations and Warranties	19

Section 8.1	Seller’s Representations and Warranties	19
	(a) Due Formation and Authorization	19
	(b) Consent	19
	(c) Suits and Proceedings	19
	(d) Leases	20
	(e) Service Contracts	20
	(f) No Violations	20
	(g) Insolvency	20
	(h) Environmental	20
	(i) Bankruptcy	20
	(j) Condemnation	20
	(k) Insurance	21
Section 8.2	Purchaser’s Representations and Warranties	21
	(a) Due Formation and Authorization	21
	(b) Non-Contravention	21
	(c) Consents	21
Section 8.3	Patriot Act	21

ARTICLE IX.	Condemnation and Casualty	22

Section 9.1	Significant Casualty	22
Section 9.2	Casualty of Less Than a Significant Portion	22
Section 9.3	Condemnation of Property	22

ARTICLE X.	Closing	23

Section 10.1	Closing Conditions	23
Section 10.1.1 Purchaser’s Closing Conditions		23
Section 10.1.2 Seller’s Conditions to Closing		24
Section 10.2	Closing	24
Section 10.3	Purchaser’s Closing Obligations	24
Section 10.4	Seller’s Closing Obligations	25
Section 10.5	Prorations	26
Section 10.6	Delivery of Real Property	26
Section 10.7	Costs of Title Company and Closing Costs	26
Section 10.8	Post-Closing Delivery of Lease Notice	26
Section 10.9	Collegiana Lawsuit	27
Section 10.10	Collegiana Hold-Back	27

ARTICLE XI.	Brokerage	28

Section 11.1	Brokers	28

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EXHIBITS

Exhibit A	Personal Property
Exhibit B	Legal Descriptions
Exhibit C	Leases
Exhibit D	Service Contracts
Exhibit E	Pending Proceedings
Exhibit F	Form of Safeco Lease
Exhibit G	Form of Blanket Conveyance
Exhibit H-l	Form of Deed
Exhibit H-2	Quitclaim Deed
Exhibit I	Form of Certificate as to Foreign Status
Exhibit J	Form of Estoppel Certificates
Exhibit K	Specific Permitted Exceptions
Exhibit L	Memorandum of Purchase and Sale Agreement

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PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into and effective for all purposes as of August 28, 2006 (the “Effective Date”), by and between GENERAL AMERICA CORPORATION, a Washington corporation, GENERAL INSURANCE COMPANY OF AMERICA, a Washington corporation and SAFECO INSURANCE COMPANY OF AMERICA, a Washington corporation (collectively “Seller”), and THE BOARD OF REGENTS OF THE UNIVERSITY OF WASHINGTON, an agency of the State of Washington (“Purchaser”).

In consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

“Adjacent Land Site” means that certain real property with a street address of 4301 Brooklyn Avenue NE., Seattle and legally described as Parcel C on Exhibit B attached hereto and by this reference incorporated herein.

“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreed Expenditures” has the meaning ascribed to such term in Section 10.10.

“Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property, the Improvements, or any portion thereof.

“Blanket Conveyance” has the meaning ascribed to such term in Section 10.3(b).

“Broker” has the meaning ascribed to such term in Section 11.1.

“Buildings” means all buildings and other structures located on the Real Property, including, but not limited to, certain buildings commonly known as the Safeco Tower, Office Buildings C, O & S, Building A, Garages A & B, a corporate housing building commonly known as The Collegiana, a restaurant building located on the Adjacent Land Site and the Skybridges, but in the case of the Skybridges, subject to the express limitation that the continued rights of presence and use thereof are subject to the limitations and conditions contained in the City of Seattle ordinances permitting their use.

“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close.

“Cancellation Charges” has the meaning ascribed to such term in Section 9.1.

“Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.4(d).

“Claims” has the meaning ascribed to such term in Section 5.3(b).

“Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

“Closing Date” means the date on which the Closing occurs, which date will be determined as provided in Section 10.2, or such earlier or later date to which Purchaser and Seller may hereafter agree in writing.

“Closing Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.4, through 5.6, 8.1, 8.2, 10.5, 10.8, 10.9, 10.10, 11.1, 12.1, 13.3, 14.1, 16.1 and 17.2 and 17.8.

“Collegiana Lawsuit” refers to the lawsuit described in Exhibit E.

“Collegiana Property” means that certain real property having a street address of 4311 12th Avenue N.E., Seattle and legally described as Parcel H on Exhibit B attached hereto and by this reference incorporated herein.

“Commitment” has the meaning ascribed to such term in Section 6.2.

“Confidential Information” has the meaning ascribed to such term in Section 5.2(b).

“Deed” has the meaning ascribed to such term in Section 10.4(a).

“Deposit Time” has the meaning ascribed to such term in Section 3.2.

“Documents” has the meaning ascribed to such term in Section 5.2.

“Earnest Money Deposit” has the meaning ascribed to such term in Section 4.1.

“Effective Date” has the meaning ascribed to such term in the opening paragraph of this Agreement.

“Environmental Laws” means all federal, state and local environmental laws, ordinances, rules, statutes, directives, binding written interpretations, binding written policies,

and regulations issued by any Authorities and in effect as of the Effective Date with respect to or that otherwise pertain to or affect any portion of the Real Property or the Improvements or the use, ownership, occupancy or operation of any portion of the Real Property or the Improvements, as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including, but not limited to, the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) (“RCRA”), as amended by the Hazardous and Solid Wastes Amendments of 1984 (U.S.C. § et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 1321 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws have been amended and/or supplemented from time to time prior to the date of this Agreement, comparable state and local laws, and any and all rules and regulations promulgated under any of the above that have become effective prior to the Effective Date under any and all of the aforementioned laws.

“Escrow Instructions” has the meaning ascribed to such term in Section 4.2.

“Escrowed Funds” has the meaning ascribed to such term in Section 10.10.

“Estoppel Certificates” means estoppel certificates executed by Tenants in substantially the form attached hereto as Exhibit J or in lieu of such estoppel certificates from one or more such tenants, an estoppel from Seller confirming that Seller has not received notice of any claims from any of the Tenants under the Leases.

“Executive Order” has the meaning ascribed to such term in Section 8.3.

“Governmental Regulations” means all federal, state and local laws, ordinances, rules, statutes, directives, binding written interpretations, binding written policies, and regulations issued by any Authorities applicable to Seller, the Real Property or the Improvements, or the use, ownership, occupancy or operation of any portion of the Real Property or the Improvements.

“Hazardous Substances” means all (a) asbestos, radon gas, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls (“PCBs”) of 50 ppm or greater, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, waste, petroleum products or byproducts, asbestos, PCBs, phosphates, lead or other heavy metals, chlorine, or radon gas, (c) any solid or liquid wastes (including hazardous wastes), hazardous air pollutants, hazardous substances, hazardous chemical substances and mixtures, toxic substances, pollutants and contaminants, as such terms are defined in any Environmental Law, and any and all rules and regulations promulgated under any of the above, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws, as the same exist on the Effective Date.

“I-HOP” means IHOP Properties, Inc., a California corporation, the successor in interest to the original lessee under the I-HOP Lease.

“I-HOP Lease” means that certain lease dated January 6, 1967 between General Insurance Company of America as successor in interest to the original lessor under the lease and IHOP Properties, Inc., a California corporation, as successor in interest to the original lessee under said lease, as amended, for the lease of the Adjacent Land Site.

“Improvements” means Seller’s interest in all buildings, structures, fixtures, parking areas and other improvements located on the Real Property prior to the Closing.

“Intervening Liens” has the meaning ascribed to such term in Section 6.2(c).

“Inspections” has the meaning ascribed to such term in Section 5.1 (a).

“Invasive Testing” has the meaning ascribed to such term in Section 5.1 (a).

“Invasive Testing Plan” has the meaning ascribed to such term in Section 5.l(a)(i).

“Kauri” has the meaning ascribed to such term in Section 10.9.

“Leases” means the leases of all or any portion of the Real Property or the Improvements listed on Exhibit C attached hereto.

“Licensee Parties” has the meaning ascribed to such term in Section 5.1 (a).

“Licenses and Permits” means all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by the Authorities in connection with the Real Property, the Improvements, or the Personal Property generally to the extent assignable or transferable (together with all renewals, supplements, and modifications thereof).

“List” has the meaning ascribed to such term in Section 8.3.

“Occupants” means the parties currently occupying portions of the Property.

“Official Records” means the Official Records of King County, Washington.

“Patriot Act” has the meaning ascribed to such term in Section 8.3.

“Permitted Exceptions” means and includes all of the following: (a) matters attributable to the acts or omissions of Purchaser or its employees, agents, contractors or consultants; (b) rights reserved in federal patents or state deeds; (c) building and use restrictions general to the area; (d) building and zoning codes; and (e) the other matters approved or deemed approved by Purchaser pursuant to Section 6.2 hereof.

“Permitted Outside Parties” has the meaning ascribed to such term in Section 5.2(b).

“Personal Property” means all of Seller’s right, title and interest in and to the items described on Exhibit A attached hereto.

“Prohibited Person” has the meaning ascribed to such term in Section 8.3.

“Property” has the meaning ascribed to such term in Section 2.1.

“Purchase Price” has the meaning ascribed to such term in Section 3.1.

“Purchaser’s Closing Conditions” has the meaning ascribed to such term in Section 10.1.

“Purchaser’s Deductions” has the meaning ascribed to such term in Section 10.10.

“Purchaser’s Information” has the meaning ascribed to such term in Section 5.2(c).

“Real Property” means those certain parcels of real property located in Seattle, Washington, as more particularly described on Exhibit B attached hereto and made a part hereof, together with all of Seller’s right, title and interest in and to any appurtenances pertaining thereto, including, but not limited to, Seller’s right, title and interest in and to the adjacent streets, alleys and right-of-ways, and any easement rights, air rights, subsurface rights, development rights, entitlements and water rights appurtenant thereto.

“Records and Plans” means, collectively: (i) books and records relating solely to the Real Property or the Improvements; (ii) structural reviews, architectural drawings and environmental, engineering, soils, seismic, geologic, architectural, and other consulting reports, studies and certificates pertaining to the Real Property or the Improvements; and (iii) all preliminary, final and proposed plans, specifications and drawings of the Improvements or the Real Property. The terms “Records and Plans” shall not include (1) any document or correspondence that is subject to the attorney-client privilege or constitutes work product; (2) any document or item that Seller is bound to keep strictly confidential pursuant to the terms of any Governmental Regulation that became effective prior to the date of this Agreement or to the terms of any arms-length contract entered into prior to the date of this Agreement with any person or entity that is not an Affiliate of Seller; (3) any documents prepared in connection with Seller’s determination of whether to sell the Property or relating or pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports, studies or assessments of Seller or Seller’s Affiliates relating to Seller’s valuation of the Property and reports, studies, analysis and evaluations prepared by others for Seller or Seller’s Affiliates for use in connection with such valuation; (5) appraisals of the Property; and (6) records and documents related to the business of Seller.

“Released Seller Entities” has the meaning ascribed to such term in Section 5.5.

“Reporting Person” has the meaning ascribed to such term in Section 4.7.

“Safeco” means Safeco Insurance Company of America.

“Safeco Lease” means the Lease from Purchaser to Safeco in the form of Exhibit F of those parcels of Real Property described on Exhibit B under the headings Tower, Buildings O, C and S and Garages A and B.

“Seller’s Control” means in the possession of or under the control of Seller or its Affiliates.

“Seller Representatives” has the meaning ascribed to such term in Section 5.1(a).

“Service Contracts” means all service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds, open purchase orders and other contracts for the provision of labor, services, materials or supplies relating solely to the Property and under which Seller is or as of the Closing will be paying for or receiving compensation for services rendered in connection with the Property, including the contracts and other agreements listed and described on Exhibit D attached hereto, together with all renewals, supplements, amendments and modifications thereof, and any new such agreements entered into after the Effective Date, to the extent permitted by Section 7.1, except that any leasing or brokerage agreements will be terminated at the Closing and are excluded from such term. Purchaser will not assume Service Contracts at Closing that Seller has entered into and which set forth the standards it has established for its business operations, but Seller shall maintain them in effect for its account during the term of the Safeco Lease.

“Significant Portion” means, for purposes of Article IX, (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of a qualified unbiased architect selected by Purchaser in its reasonable discretion, equal to or greater than Five Million Dollars ($5,000,000); or (ii) any loss due to a condemnation which permanently and materially impairs the current use of any of the Buildings.

“Skybridges” means the Pedestrian/Vehicular Skybridge with respect to the Property, as authorized by City of Seattle Ordinance number 119161 and the Pedestrian Skybridge with respect to the Property, as authorized by City of Seattle Ordinance number 119532.

“Survey” has the meaning ascribed to such term in Section 6.1.

“Tenants” means tenants, or their successors, assignees or sublessees who have a right to possession of all or any portion of the Real Property or the Improvements under a Lease.

“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.4 through 5.6, 11.1, 12.1, Article XIII, Section 14.1, and Sections 17.2 and 17.8.

“Title Company” means Stewart Title Guaranty Company, Seattle, Washington.

“Title Documents” has the meaning ascribed to such term in Section 6.2(a).

“Title Objections” has the meaning ascribed to such term in Section 6.2(b).

“Title Policy” has the meaning ascribed to such term in Section 6.3.

“To Seller’s Knowledge” or other similar phrases means only matters actually within the current, actual knowledge with no duty of due diligence or inquiry of Mark Thunberg and expressly excludes imputed knowledge. Such person has not undertaken or inquired into (having no duty to undertake or to inquire into) any independent investigation or verification of the matters set forth in any representation or warranty, including without limitation an investigation or review of any documents, certificates, agreements or information that may be in, or may hereafter come into, the possession of Seller or any entity affiliated in any manner with Seller. Purchaser acknowledges that the individual named above is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual to Purchaser.

Section 1.2 References; Exhibits and Schedules. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules attached hereto, all of which Exhibits and Schedules are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.

ARTICLE II.

AGREEMENT OF PURCHASE AND SALE

Section 2.1 Agreement. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, on the Closing Date and subject to the terms and conditions of this Agreement, all of the following (collectively, the “Property”):

(a) the Real Property;

(b) the Improvements;

(c) the Personal Property;

(d) all of Seller’s interest under the Leases and the Licenses and Permits;

(e) to the extent assignable or transferable, all of Seller’s interest in all other intangible rights and other interests, privileges and appurtenances related to and used exclusively in connection with the ownership of the Real Property or the Improvements, but expressly excluding Improvement names, Seller’s and Seller’s Affiliates’ trade names, trademarks and service marks, telephone numbers, fax numbers and website and web addresses and all other proprietary rights related to the business of Seller or its Affiliates; and

(f) a copy of the Records and Plans, but only to the extent such Records and Plans are in Seller’s Control.

Notwithstanding the foregoing, Seller shall have the right to exclude from the Improvements the George Tsutakawa Fountain Sculpture (except the fountain pool basin and plumbing which have been incorporated into the building structure) and the Robert Sperry Ceramic Sculpture, provided that Seller removes such and repairs any damage that results from such removal at Seller’s expense. Seller shall be responsible for obtaining all consents and approvals, if any, required from the artists and Authorities to remove these two sculptures from the Property.

Although not conveyed at Closing, Seller shall assign to Purchaser at the end of the term of the Safeco Lease all of Seller’s interest under any then remaining assignable or transferable warranties related to any of the Property.

Section 2.2 Indivisible Economic Package. Purchaser has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Purchaser and Seller that, as a material inducement to Seller and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

Section 2.3 Safeco Lease. At the Closing, Purchaser and Safeco shall execute and deliver the Safeco Lease.

ARTICLE III.

CONSIDERATION

Section 3.1 Purchase Price. The purchase price for the Property (the “Purchase Price”) will be One Hundred Thirty Million Dollars ($130,000,000) in lawful currency of the United States of America, payable as provided in Section 3.2.

Section 3.2 Method of Payment of Purchase Price. Not later than 3:00 p.m. local time in Seattle, Washington on the last business day preceding the Closing Date (the “Deposit Time”), Purchaser will deposit in escrow with the Title Company the Purchase Price (subject to adjustments described in Section 10.5), together with all other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Title Company. On the Closing Date: (a) Purchaser will direct and instruct the Title Company to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account to be designated by Seller, the Purchase Price (subject to adjustments described in Section 10.5), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay to all appropriate payees the other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, and (iii) retain in escrow the Escrowed Funds provided for in Section 10.10; and (b) Seller will cause the Title Company to pay to all appropriate payees, out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.

ARTICLE IV.

EARNEST MONEY DEPOSIT AND ESCROW INSTRUCTIONS

Section 4.1 The Deposit. Within two (2) Business Days after the Effective Date, Purchaser shall deposit cash in the amount of Five Million ($5,000,000) in escrow with Title Company. The cash deposited, together with any interest earned thereon, are referred to herein as the “Earnest Money Deposit”, which will be held in escrow by the Title Company and disbursed pursuant to the terms of this Agreement. Failure to deposit the cash in payment thereof in accordance with the terms hereof shall result in the termination of this Agreement.

Section 4.2 Escrow Instructions. Article IV constitutes the escrow instructions to the Title Company with regard to the Earnest Money Deposit and the Closing (the “Escrow Instructions”). By its execution of the joinder attached hereto, the Title Company agrees to be bound by the provisions of this Article IV. If any requirements relating to the duties or obligations of the Title Company hereunder are not acceptable to the Title Company, or if the Title Company requires additional instructions, the parties agree to make such deletions, substitutions and additions to the Escrow Instructions as Purchaser and Seller hereafter mutually approve in writing, provided that neither party shall be obligated to make any such deletions, substitutions or additions that substantially alter this Agreement or its intent. In the event of any conflict between this Agreement and such additional escrow instructions, this Agreement will control.

Section 4.3 Documents Deposited into Escrow. On or before the date that is one (1) business day prior to the Closing Date, Purchaser will deliver in escrow to the Title Company the funds and documents described and provided for in Section 10.3 below and (c) Seller will deliver in escrow to the Title Company the documents described and provided for in Section 10.4 below.

Section 4.4 Close of Escrow. On the Closing Date, when Purchaser and Seller have delivered the documents required by Section 4.3, the Title Company will:

(a) If applicable and when required, file with the Internal Revenue Service (with copies to Purchaser and Seller) the reporting statement required under Section 6045(e) of the Internal Revenue Code of 1986 (the “Code”) and Section 4.7;

(b) Insert the applicable Closing Date as the date of any document delivered to the Title Company undated, and assemble counterparts into single instruments;

(c) Deliver the Deed to Purchaser by causing same to be recorded in the Official Records by no later than noon on the Closing Date;

(d) Immediately after the confirmation of the recording of the Deed and quitclaim deed described in (e) below, disburse to Seller, by wire transfer to Seller of immediately available federal funds in accordance with wiring instructions to be obtained by the Title Company from Seller, all sums to be received by Seller from Purchaser at the Closing, comprised of the Purchase Price as adjusted in accordance with the provisions of this Agreement, less all amounts paid by the Title Company in satisfaction of any liens or encumbrances on the Real Property pursuant to the written instructions of Seller or Seller’s counsel, and less all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement;

(e) Deliver the quitclaim deed to Purchaser by causing same to be recorded in the Official Records by no later than noon on the Closing Date;

(f) Issue to Purchaser the Title Policy required by Section 6.3 of this Agreement;

(g) Deliver to Seller all documents deposited with the Title Company for delivery to Seller at the Closing; and

(h) Deliver to Purchaser (i) all documents deposited with the Title Company for delivery to Purchaser at the Closing and (ii) any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser pursuant to this Agreement.

Section 4.5 Maintenance of Confidentiality by Title Company. Except as may otherwise be required by law or by this Agreement, the Title Company will maintain in strict confidence and not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the amount of the Purchase Price, the provisions of this Agreement or any other information concerning the transactions contemplated hereby, without the prior written consent of Purchaser and Seller (which may be withheld in either party’s sole and absolute discretion).

Section 4.6 Investment of Earnest Money Deposit. When cash has been deposited with the Title Company, the Title Company will invest and reinvest the Earnest Money Deposit, at the instruction and sole election of Purchaser, only in (a) bonds, notes, Treasury bills or other securities constituting direct obligations of, or guaranteed by the full faith and credit of, the United States of America, and in no event maturing beyond Closing Date, or (b) an interest-bearing account at a commercial bank acceptable to Seller, Purchaser and the Title Company. The investment of the Earnest Money Deposit will be at the sole risk of Purchaser and no loss on any investment will relieve Purchaser of its obligations to pay to Seller as liquidated damages the amount of the Earnest Money Deposit as provided in Section 13.2, or of its obligation to pay the Purchase Price. All interest earned on the Earnest Money Deposit will be the property of Purchaser and will be reported to the Internal Revenue Service as income. Purchaser will provide the Title Company with a taxpayer identification number and will pay all income taxes due by reason of interest accrual on the Earnest Money Deposit.

Section 4.7 Designation of Reporting Person. The Title Company shall comply with all applicable federal, state and local reporting and withholding requirements relating to the close of the transactions contemplated herein. Without limiting the foregoing, pursuant to Section 6045 of the Code, Title Company shall be designated the “closing agent” hereunder and shall be solely responsible for complying with the Tax Reform Act of 1986 with regard to reporting all settlement information to the Internal Revenue Service.

ARTICLE V.

INSPECTION OF PROPERTY

Section 5.1 Entry and Inspection.

(a) Seller will permit Purchaser and its employees and authorized agents, representatives, contractors and consultants (the “Licensee Parties”) to enter upon the Real Property at all reasonable times during normal business hours to perform any inspections, investigations, studies, tests, evaluations and assessments of the Property (including, but not limited to, physical, structural, mechanical, architectural, engineering, soils, geotechnical, and environmental /asbestos tests (generally, “Inspections”) as Purchaser deems necessary, appropriate or prudent in any respect and for all purposes in connection with Purchaser’s acquisition of the Property and the consummation of the transaction contemplated by this Agreement. Purchaser shall notify Seller of the intention of Purchaser or any Licensee Party to enter the Real Property at least two (2) business days prior to such intended entry and specify the intended purpose therefor and the Inspections contemplated to be made and/or the service provider, Authorities, or any other person with whom Purchaser or any Licensee Party contemplates communicating. At Seller’s option, Seller or its employees or authorized agents, representatives, contractors or consultants (the “Seller Representatives”) may be present for any such entry or Inspection. With respect to any Inspection that will require excavations, borings, drilling, removal or demolition of any portion of the Property, or any other invasive activities on the Property (generally, “Invasive Testing”), Purchaser shall submit to Seller a written plan describing such Invasive Testing in reasonable detail (an “Invasive Testing Plan”) for Seller’s written approval, which approval may not be unreasonably withheld or delayed. Purchaser may not proceed with any Invasive Testing unless Seller has expressly approved in writing the relevant Invasive Testing Plan, and Purchaser shall conduct all Invasive Testing in compliance with the Invasive Testing Plan approved by Seller. Seller shall have the right to have a Seller Representative observe any testing activities and to request and receive split samples of any materials collected for analysis by Purchaser or any Licensee Party; provided, however, that Purchaser’s sole responsibility shall be to notify Seller when Purchaser’s testing activities will be taking place, and Seller shall be solely responsible for causing a Seller Representative to be present to observe and/or to request and receive split material samples. Purchaser or any Licensee Party shall repair any damage to the Property caused by any such Invasive Testing promptly after any Invasive Testing, but in no event later than five (5) days after any disturbance or damage occurs.

(b) Subject to the obligations set forth in Section 5.3 below, the Licensee Parties shall have the right to communicate directly with Authorities for any good faith reasonable purpose in connection with the transaction contemplated by this Agreement; provided, however, Purchaser shall provide Seller notice at least two (2) business days prior to Purchaser communicating with any Authorities regarding the Property and Seller shall have the right to participate in any such communications.

Section 5.2 Document Review.

(a) Purchaser expressly acknowledges and confirms that (subject to Section 5.1 and this Section 5.2), Purchaser and the Licensee Parties shall have the right to review, inspect, examine, analyze, verify and photocopy, at either the office of Seller, Seller’s property manager or at the Real Property, all agreements, contracts, documents, information, reports, books, records and other materials pertinent to the use, ownership, occupancy, or operation of the Property, except those excluded from the definition of Records and Plans, that are in Seller’s Control (collectively, the “Documents”), including, but not limited to, the following: (i) assessments (special or otherwise) and ad valorem and personal property tax bills, covering the period of Seller’s ownership of the Property; (ii) copies of the Service Contracts, the Leases, the Licenses and Permits, and the Records and Plans; and (iii) current inventories of the Personal Property.

(b) Purchaser acknowledges that information contained in any and all of the Documents may be proprietary and confidential in nature (“Confidential Information”) and that the Documents have been provided to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Subject only to the provisions of Article XII, Purchaser agrees not to disclose any Confidential Information to any party outside of Purchaser’s organization other than its attorneys, partners, accountants, lenders, investors, or any Licensee Parties who need to know such Confidential Information for the purpose of giving advice to Purchaser with respect to the transactions contemplated by this Agreement (collectively, the “Permitted Outside Parties”). Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Confidential Information will be disclosed and exhibited only to those persons within Purchaser’s organization or to those Permitted Outside Parties who are responsible for determining the feasibility of Purchaser’s acquisition of the Property. Purchaser agrees not to divulge any Confidential Information except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article XII. In permitting Purchaser and the Permitted Outside Parties to review the Confidential Information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver. Notwithstanding any of the foregoing, Confidential Information shall not include (i) information that is obtained by Purchaser from a third person who is not prohibited from transmitting the information to Purchaser, (ii) information that is available to the general public, or (iii) information that is independently developed by Purchaser without reliance on any Confidential information, as shown by written records. This Section 5.2(b) shall survive any termination of this Agreement but shall not survive the Closing.

(c) Purchaser will use commercially reasonable efforts to return to Seller all copies Purchaser has made of the Documents and all copies of any studies, reports or test results regarding any part of the Property obtained by Purchaser, before or after the execution of this Agreement, in connection with Purchaser’s inspection of the Property, excluding (i) any proprietary documents or information (such as internally prepared valuations, projections or budgets or other analyses of the Property) and (ii) any attorney-client communications or other information which Purchaser is contractually or otherwise legally bound to a third party to keep confidential (collectively, “Purchaser’s Information”) not later than five (5) Business Days following the time this Agreement is terminated for any reason. Any obligation to return Purchaser’s Information shall be subject to any legal requirement by which Purchaser may be bound to retain file copies and shall not require the return of any internal analysis of the Documents; provided, however, that to the extent such analysis reflects any Confidential Information, Purchaser will not divulge any such analysis except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article XII.

(d) Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to Seller’s ownership of the Property. Purchaser hereby acknowledges that, except as expressly provided in Section 8.1 below, Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof, Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents, and Seller is providing the Documents solely as an accommodation to Purchaser.

(e) Notwithstanding any provision of this Agreement to the contrary, no termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 5.2.

(f) Purchaser is a public institution of higher education and an agency of the state of Washington, subject to state and federal public disclosure and public meeting laws, and confidentiality under this Section 5.2 and Article XII shall apply only to the extent permitted by law.

Section 5.3 Entry and Inspection Obligations.

(a) Purchaser agrees that in entering upon the Property and conducting any Inspections, Purchaser and the other Licensee Parties will not: (i) unreasonably disturb the Occupants or unreasonably interfere with their use of the Property; (ii) unreasonably or materially interfere with the operation and maintenance of the Real Property or Improvements; (iii) damage any part of the Property or any personal property owned or held by any Occupant or any other person or entity (except for such damage incident to Invasive Testing that is repaired by Purchaser as provided in Section 5.1 (a)); (iv) injure or otherwise cause bodily harm to Seller or any Occupant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; (v) permit any liens to attach to the Real Property by reason of the exercise of Purchaser’s rights under this Article V; (vi) communicate with any Occupants, Authorities, or service providers without prior written notice as provided in this Article V; or (vii) reveal or disclose any Confidential Information concerning the Property and the Documents to anyone outside Purchaser’s organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII. Purchaser will: (x) maintain commercial general liability insurance or self insurance in an amount not less than $5,000,000 covering any accident arising in connection with the presence of Purchaser or the other Licensee Parties on the Real Property or the Improvements, and deliver a certificate of insurance verifying such coverage to Seller prior to entry upon the Real Property or Improvements; (y) promptly pay when due the costs of all entry and Inspections done with regard to the Property; and (z) promptly repair any damage to the Real Property and Improvements caused by any such entry upon the Real Property.

(b) Purchaser hereby indemnifies, defends and holds Seller and its partners, agents, employees, lenders, successors and assigns harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, obligations to third parties, together with all losses, penalties, fines, costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ fees) (generally, “Claims”) arising out of any inspections, investigations, examinations, sampling or tests conducted by Purchaser or any Licensee Party, whether prior to or after the date hereof, or as a result of any violation of the provisions of this Section 5.3; provided, however, that Purchaser’s indemnity hereunder shall not include any Claims resulting from the discovery, investigation or clean-up of pre-existing conditions at the Property except to the extent such condition is aggravated by an act of Purchaser or any Licensee Party as a result of the Inspections.

(c) Notwithstanding any provision of this Agreement to the contrary, neither the Closing nor a termination of this Agreement will terminate Purchaser’s obligations pursuant to this Section 5.3.

Section 5.4 Sale “As Is”. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED IN SECTION 8.1 HEREOF OR THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.4 ARE LIMITED, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES. SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, MAY BE RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF ANY PORTION OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (e) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND

“WHERE IS”, WITH ALL FAULTS. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY. PURCHASER HAS CONDUCTED SUCH INDEPENDENT INSPECTIONS OF THE PROPERTY AND RELATED MATTERS AS PURCHASER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND WILL RELY UPON SAME AND NOT UPON ANY STATEMENTS OF SELLER (EXCLUDING THE LIMITED MATTERS REPRESENTED BY SELLER IN SECTION 8.1 HEREOF OR THE DOCUMENTS DELIVERED BY SELLER AT CLOSING) OR OF ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER. PURCHASER ACKNOWLEDGES THAT ALL INFORMATION OBTAINED OR THAT WILL BE OBTAINED BY PURCHASER WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND SELLER WILL NOT BE DEEMED TO HAVE REPRESENTED OR WARRANTED THE COMPLETENESS, TRUTH OR ACCURACY OF ANY OF THE DOCUMENTS OR OTHER SUCH INFORMATION HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER THAT WAS CREATED, PREPARED, COMPILED, OR AUTHORED BY ANY PERSON OR ENTITY OTHER THAN SELLER OR ANY OF ITS AFFILIATES. EXCEPT AS MAY BE EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, UPON CLOSING, PURCHASER WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND SELLER WILL SELL AND CONVEY TO PURCHASER, AND PURCHASER WILL ACCEPT THE PROPERTY, “AS IS, WHERE IS,” WITH ALL FAULTS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SECTION 5.4 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND WILL BE INCORPORATED INTO THE DEEDS.

Purchaser’s Initials

Section 5.5 MATERIAL DEFECTS. PURCHASER, ON BEHALF OF ITSELF, ITS SUCCESSORS AND ASSIGNS, HEREBY RELEASES THE SELLER AND ITS AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, EMPLOYEES, CONTRACTORS,

AGENTS, INVESTMENT ADVISORS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (COLLECTIVELY “RELEASED SELLER ENTITIES”) FROM AND AGAINST ANY AND ALL CLAIMS KNOWN OR UNKNOWN, ARISING OUT OF, OR RELATED IN ANY WAY TO THE CONDITION OF THE PROPERTY, THE CONDITION OF THE STRUCTURE OF THE IMPROVEMENTS OR ANY EQUIPMENT, SYSTEMS AND APPLIANCES RELATED THERETO, INCLUDING ANY HEATING, VENTILATION, PLUMBING, ELECTRICAL AND AIR CONDITIONING SYSTEMS, WIRING, TELECOMMUNICATIONS SYSTEMS, PAVING, ROOFING AND OTHER SUCH ASPECTS OF THE PROPERTY, (INCLUDING WITHOUT LIMITATION ANY LIABILITY OF RELEASED SELLER ENTITIES FOR LATENT DEFECTS). THE FOREGOING SHALL NOT APPLY TO ANY CLAIMS BASED ON A BREACH OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 8.1 OR THE DOCUMENTS DELIVERED BY SELLER AT CLOSING. THE PROVISIONS OF THIS SECTION 5.5 SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE CLOSING DOCUMENTS.

Purchaser’s Initials

SECTION 5.6 HAZARDOUS SUBSTANCES WAIVER. EXCEPT WITH REGARD TO ANY LIABILITY ON THE PART OF SELLER FOR BREACH OF SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8.1 OF THIS AGREEMENT OR THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, PURCHASER, ON BEHALF OF ITSELF, ITS SUCCESSORS AND ASSIGNS, HEREBY RELEASES THE RELEASED SELLER ENTITIES FROM AND AGAINST ANY AND ALL CLAIMS KNOWN OR UNKNOWN, ARISING OUT OF, RELATED IN ANY WAY TO THE PRESENCE, MISUSE, USE, DISPOSAL, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS SUBSTANCES AT THE PROPERTY AND ANY LIABILITY OR CLAIM RELATED TO THE PROPERTY ARISING UNDER ANY ENVIRONMENTAL LAWS. PURCHASER ACKNOWLEDGES THAT UNKNOWN AND UNSUSPECTED HAZARDOUS SUBSTANCES MAY HEREAFTER BE DISCOVERED ON OR ABOUT THE PROPERTY, AND PURCHASER KNOWINGLY RELEASES SELLER FROM ANY AND ALL LIABILITY RELATED THERETO AND WAIVES ALL RIGHTS OF INDEMNITY AND CONTRIBUTION RELATED THERETO. THE PROVISIONS OF THIS SECTION 5.6 SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE CLOSING DOCUMENTS.

Purchaser’s Initials

ARTICLE VI.

TITLE AND SURVEY MATTERS

Section 6.1 Survey. Seller has delivered to Purchaser a copy of surveys of the Real Property prepared by W&H Pacific which shall be certified in favor of Purchaser prior to Closing.

Section 6.2 Title Commitment.

(a) The Title Company has furnished to Purchaser and Seller a fourth preliminary commitment number 206136002, dated August 22, 2006 (the “Commitment”) for an owner’s policy of title insurance in ALTA form, together with legible copies of all documents referenced as exceptions therein (the “Title Documents”).

(b) Purchaser has reviewed the Survey, the Commitment and the Title Documents and has approved the status of title to the Real Property as referenced therein, subject only to Seller’s obligation to remove at or prior to Closing the special exceptions identified in Exhibit K.

(c) Any liens, encumbrances, easements, restrictions, conditions, covenants, rights of way and other matters affecting title to the Real Property which are created by Seller after the Effective Date without the prior written consent of Purchaser or which may be disclosed by a supplemental to the Commitment after the date of the Commitment, but before the Closing Date (collectively, the “Intervening Liens”) shall also be subject to Purchaser’s approval, and Purchaser shall have three (3) days after notice in writing of any Intervening Lien and a copy of the instrument creating or evidencing the Intervening Lien, if any, to submit written objections thereto or to give Seller notice of acceptance thereof, and the Closing Date shall be extended as required to afford Purchaser such three (3) day period within which to review such Intervening Lien and determine its acceptability. If Purchaser fails to notify Seller within such time period, Purchaser shall be deemed to have approved such Intervening lien. Seller shall notify Purchaser in writing within three (3) days after receipt of Purchaser’s objection notice that (i) Seller will remove such Intervening Liens and provide evidence to Purchaser of such removal on or before Closing, or (ii) Seller elects not to remove such exceptions. If Seller elects not to remove Intervening Liens and if Purchaser is unwilling to accept title subject to such Intervening Liens, Purchaser shall have one (1) business day after receipt of Seller’s notice to terminate this Agreement by written notice to Seller whereupon the Title Company shall return the Earnest Money Deposit (together with interest and accrued thereon) to Purchaser, the parties shall equally share any Cancellation Charges and this Agreement shall terminate and be of no further force or effect except for the Termination Surviving Obligations. In the event Purchaser does not elect to terminate this Agreement within the time period set forth above, Purchaser shall be deemed to have waived such Intervening Liens, such Intervening Liens shall be deemed additional Permitted Exceptions and the Closing shall occur on the terms and conditions set forth in this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, Seller shall remove any liens, mortgages, deeds of trust or other monetary liens and encumbrances arising by or through Seller prior to Closing and shall pay all taxes and assessments due and payable for any period of time prior to the Closing .

Section 6.3 Title Insurance. Purchaser has obtained the Title Company’s irrevocable commitment to issue to Purchaser at Closing an ALTA Extended Coverage Owner’s Policy of Title Insurance in the amount of the Purchase Price, insuring fee simple title to the Real Property and the Improvements is vested in Purchaser in the form of, and with the endorsements contained in, the Commitment, subject only to the Permitted Exceptions (the “Title Policy”). Purchaser, at Purchaser’s expense, shall be entitled to request that the Title Company provide such endorsements to the Title Policy or obtain reinsurance of the Title Policy in such amounts as Purchaser may require, provided that the Closing shall not be delayed as a result of Purchaser’s request for such endorsements or reinsurance.

ARTICLE VII.

INTERIM OPERATING COVENANTS

Section 7.1 Interim Operating Covenants. Seller covenants to Purchaser that Seller will:

(a) Operations. From the Effective Date until Closing, continue to operate, manage and maintain the Improvements in the ordinary course of Seller’s business and substantially in accordance with Seller’s practice as of the Effective Date, subject to ordinary wear and tear and further subject to Article IX of this Agreement.

(b) Maintain Insurance. From the Effective Date until Closing, maintain fire and extended coverage insurance on the Property in the amount of the full replacement cost thereof that is at least equivalent in all material respects to the insurance policies covering the Real Property and the Improvements as of the Effective Date.

(c) Title. From the Effective Date until Closing, Seller will not knowingly (i) take any action that will adversely affect title to or development of the Property, or (ii) mortgage, encumber or permit the encumbrance of all or any portion of the Property (unless such mortgage or encumbrance will be discharged from the Purchase Price at Closing) or (iii) grant, consent or acquiesce in the creation of any easement, license, contract or other agreement that would constitute an Intervening Lien without the prior written consent of Purchaser. Seller further agrees not to enter into any new leases or any amendments, expansions or renewals of any lease, and not accept any rent from any tenant for more than one (1) month in advance of its due date without the prior written consent of Purchaser, which consent will be deemed given unless written objection thereto is given within five (5) Business Days after receipt of the relevant written information. Purchaser’s consent may be withheld in Purchaser’s sole and absolute discretion.

(d) Service Contracts. From the Effective Date until Closing, not enter into any service agreement, maintenance contract, equipment leasing agreement, or other contract for the provision of labor, services, materials or supplies, unless such agreement or contract is terminable on not more than thirty (30) days notice without penalty or unless Purchaser consents thereto in writing, which consent will not be unreasonably withheld, delayed or conditioned.

(e) Personal Property. From the Effective Date until Closing, not transfer or remove any Personal Property from the Improvements except for the purpose of repair or replacement thereof, provided, that such repair or replacement is completed at Seller’s cost prior to the Closing and any Personal Property so replaced is replaced with such Personal Property of a like kind and at least equal value to the Personal Property replaced.

(f) Notices. To the extent received by Seller, from the Effective Date until Closing, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations of Governmental Regulations affecting the Property.

(g) Comply with Governmental Regulations. From the Effective Date until Closing, not take any action that Seller knows would result in a failure to comply in any material respects with all Governmental Regulations applicable to the Property, it being understood and agreed, however, that prior to Closing, (i) Seller will have the right to contest any such Governmental Regulations, and (ii) Seller shall have no obligation to make any improvements or complete any modifications to the Real Property or Improvements to effect compliance with any Governmental Regulations.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

Section 8.1 Seller’s Representations and Warranties. The following constitute the sole representations and warranties of Seller. Subject to the limitations set forth in Article XVI of this Agreement, Seller represents and warrants to Purchaser the following as of the Effective Date and again as of the Closing Date, subject to the terms of the concluding paragraph of this Section 8.1:

(a) Due Formation and Authorization. Seller is duly organized and validly existing under the laws of the state of its formation and has all requisite power, authority and legal right to execute, deliver and perform the terms of this Agreement. This Agreement has been duly authorized by all necessary action on Seller’s part and constitutes valid and legally binding obligations of Seller enforceable in accordance with their respective terms.

(b) Consent. No consent, approval or authorization by any individual or entity or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement by Seller other than those consents, approvals and authorizations which shall be obtained by Seller prior to Closing. The consummation of the transactions contemplated by this Agreement will not result in a breach of, or constitute a default under, any mortgage, deed of trust, bank loan, credit agreement or other instrument to which Seller is a party or by which Seller may be bound or affected.

(c) Suits and Proceedings. To Seller’s Knowledge and except as listed in Exhibit E, there are no legal actions, suits, or similar proceedings pending, or threatened, against Seller or the Property.

(d) Leases. Attached as Exhibit C hereto is, to Seller’s Knowledge, a complete list of all leases and occupancy agreements affecting the Property. Except as disclosed in Exhibit C (except for leases between Seller or Affiliates of Seller which will be terminated as of Closing), no other party has the right to occupy any portion of the Property other than licensees of Seller or its Affiliates. Except for the right of first refusal contained in the I-HOP Lease, none of the tenants under the other Leases has a right of first refusal or option to purchase all or any portion of the Property.

(e) Service Contracts. Attached as Exhibit D is, to Seller’s Knowledge, a complete and accurate schedule of all Service Contracts affecting the Property to which Seller is a party or by which it or the Property is bound as of the date hereof. Purchaser will not assume the Service Contracts at Closing that Seller has entered into and which set forth the standards it has established for its business operations, but Seller shall maintain them in effect for its account during the term of the Safeco Lease.

(f) No Violations. Seller has not received any written notification from an Authority that the Property is (and Seller has no Knowledge that the Property is) in material violation of any applicable fire, health, building, use, occupancy or zoning laws or any other Governmental Regulation.

(g) Insolvency. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, or other similar proceedings are pending and served, or, to Seller’s Knowledge, threatened, against Seller or the Property.

(h) Environmental. Except as shown in any environmental reports covering the Real Property and Improvements and any other Documents delivered or otherwise made available to Purchaser pursuant to Section 5.2(a), to Seller’s Knowledge, Seller has not received prior to the Effective Date written notice from any Authorities or other person indicating that the Real Property or any Improvements are in violation of any Environmental Law.

(i) Bankruptcy. Seller has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

(j) Condemnation. To Seller’s Knowledge, no condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted affecting the Property or any portion thereof or its use. Seller has not entered into any letter of understanding, easement, license, lease, contract, agreement, oral or written, with Sound Transit regarding investigation or location of any light rail station entrance, exit, equipment, or other transit facilities on all or any portion of the Property. Section 9.3 hereof shall govern the parties rights and remedies in the event any condemnation or eminent domain proceedings are instituted after the Effective Date.

(k) Insurance. To Seller’s Knowledge, Seller has not received from any insurance company or any board of fire underwriters any letter of non-insurance citing a non-insurable condition at the Property which has not been remedied.

If prior to Closing either party to this Agreement comes to have actual knowledge of a fact or circumstance, that would render a representation or warranty by Seller herein inaccurate in any material respect, when made, that party shall promptly advise the other party thereof in writing. Upon receiving or giving such notification, Seller shall have the right take such action as shall be necessary in order to correct the representation or warranty that was incorrect. If Seller fails to notify Purchaser within ten (10) days after receiving Purchaser’s notice or giving Purchaser such notice that Seller intends to take such action, then Purchaser’s sole remedy shall be to terminate this Agreement by notice to Seller given within five (5) Business Days after the expiration of such ten (10) day period, in which case Purchaser shall be entitled to the return of the Earnest Money Deposit; otherwise, Purchaser shall be deemed to have waived any right to terminate this Agreement or to recover from Seller on account of such incorrectness.

Section 8.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following:

(a) Due Formation and Authorization. Purchaser is duly organized and validly existing under the laws of the state of its formation and is qualified to do business in the State of Washington and has all requisite power, authority and legal right to execute, deliver and perform the terms of this Agreement. This Agreement constitutes valid and legally binding obligations of Purchaser enforceable in accordance with their respective terms.

(b) Non-Contravention. The execution and delivery of this Agreement and all other documents to be delivered prior to or at the Closing by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby will not violate any Governmental Regulations or any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organic documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.

(c) Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

Section 8.3 Patriot Act. At all times prior to Closing contemplated by this Agreement, neither Seller, Purchaser nor any of their respective Affiliates shall be a Prohibited Person described in United States Presidential Executive Order 13224 (“Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“Patriot Act”). The term “Prohibited Person” shall mean (a) a person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (b) a person or entity that is named as a “specially designated national and blocked person” on the most current list (“List”} published by the U.S. Department of the Treasury, Office of Foreign Assets Control at its official website (www.ustreas.gov/ofac) or at any replacement website or other replacement official publication of such List; or (c) a person or entity who is an Affiliate of a person or entity listed above in this Section 8.3. For purposes of this Section 8.3, Affiliates do not include persons who are employed by either Seller or Purchaser.

ARTICLE IX.

CONDEMNATION AND CASUALTY

Section 9.1 Significant Casualty. If, prior to the Closing Date, all or a Significant Portion of the Real Property and Improvements are destroyed or damaged by fire or other casualty, Seller shall promptly notify Purchaser thereof. Purchaser will have five (5) business days from the receipt of such written notice to elect either: (x) to proceed with this transaction and Closing in accordance with this Agreement notwithstanding such damage or destruction, in which event Seller will have no obligation to repair such damage or destruction, and the Closing shall occur as otherwise provided in this Agreement; in such case, Seller shall assign to Purchaser upon the Closing all insurance proceeds paid or payable to Seller in connection with such occurrences, other than proceeds expended prior to Closing in restoration and repair undertaken by Seller in its reasonable discretion and any proceeds of business interruption or rent continuation insurance applicable to the period prior to Closing, and Purchaser shall receive a credit against the Purchase Price equal to the amount of any deductible under Seller’s insurance applicable to such occurrences; or (y) to terminate this Agreement. Purchaser’s failure to deliver either of such notices to Seller within such five (5) business day period shall constitute Purchaser’s election to terminate this Agreement under clause (y) above. If this Agreement is terminated under clause (y) above, the Earnest Money Deposit and all interest accrued thereon will be returned to Purchaser, the parties shall equally share the cancellation charges imposed by the Title Company (the “Cancellation Charges”), and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations.

Section 9.2 Casualty of Less Than a Significant Portion. If less than a Significant Portion of the Property is damaged as aforesaid, then Seller shall have no obligation to repair such damage or destruction, and the Closing nevertheless shall occur as otherwise provided for in this Agreement, except that Seller shall, at Seller’s option, either (A) perform any necessary repairs, or (B) assign to Purchaser upon the Closing all insurance proceeds paid or payable to Seller in connection with such occurrences, exclusive of any proceeds of business interruption or rent continuation insurance applicable to the period prior to Closing, in which event Purchaser shall receive a credit against the Purchase Price equal to the amount of any deductible under Seller’s insurance applicable to such occurrences.

Section 9.3 Condemnation of Property. In the event that all or any Significant Portion of the Property shall be taken in condemnation or under the right of eminent domain, Seller shall promptly notify Purchaser thereof. Within five (5) business days after receipt of the foregoing notice, Purchaser shall notify Seller, electing either: (a) to proceed with this transaction and Closing in accordance with this Agreement notwithstanding such condemnation;

or (b) to terminate this Agreement. If Purchaser elects to proceed with this transaction pursuant to clause (a) above, or if there is a taking in condemnation or eminent domain that does not affect a Significant Portion of the Property, there shall be no reduction in the Purchase Price and Seller shall (x) deliver to Purchaser at the Closing, or as soon thereafter as available, any proceeds actually received by Seller attributable to the Property from such condemnation or eminent domain proceeding, and (y) transfer and assign to Purchaser any and all rights Seller may have with respect to payments by or from and with respect to recovery against any party for damages or compensation relating to the Property on account of such condemnation or eminent domain proceeding. A failure by Purchaser to notify Seller in writing within five (5) business days after receiving written notice of such taking shall be deemed an election to proceed under clause (b) in this subsection. If Purchaser elects to proceed under clause (a) above, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent. In the event Purchaser notifies Seller (or is deemed to have notified Seller) of its election to terminate this Agreement pursuant to clause (b) above, the Earnest Money Deposit and all interest accrued thereon will be returned to Purchaser, the parties shall equally share the Cancellation Charges, and thereafter neither Seller nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations.

ARTICLE X.

CLOSING

Section 10.1 Closing Conditions.

Section 10.1.1 Purchaser’s Closing Conditions. Purchaser’s obligation to consummate the Closing is subject to the following conditions precedent (“Purchaser’s Closing Conditions”), which conditions may be waived by Purchaser in writing as its option:

(a) All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date, subject to any updates to the representations of which Seller notifies Purchaser after the Effective Date pursuant to Section 8.1 hereof.

(b) Seller shall have delivered all of the documents required to be delivered by Seller pursuant to Section 10.4 and shall have performed in all material respects all of its other obligations, hereunder required to be performed by the Closing Date and complied with all conditions, required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

In the event the purchase and sale of the Property are not consummated because any condition precedent to Purchaser’s obligation to close set forth in this Section 10.1.1 has not been satisfied or waived by Purchaser in writing by the Closing Date, the Earnest Money Deposit shall be returned to Purchaser, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder, except as otherwise set forth in this Agreement.

Section 10.1.2 Seller’s Conditions to Closing. Seller’s obligation to close the transactions contemplated by this Agreement is conditioned on all of the following, any or all of which may be waived by Seller in writing, at its sole option:

(a) All representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date; and

(b) Purchaser shall have delivered the funds required hereunder, including the balance of the Purchase Price, by the deadline specified in Section 3.2 and all of the documents required to be executed by Purchaser and shall have performed in all material respects all of its other obligations hereunder required to be performed by the Closing Date, and complied with all conditions, required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing.

In the event the purchase and sale of the Property are not consummated because any condition precedent to Seller’s obligation to close set forth in this Section 10.1.2 has not been satisfied or waived by Seller in writing by the Closing Date, the Earnest Money Deposit shall be retained by Seller as its sole and exclusive remedy, except as otherwise provided in this Agreement, and this Agreement shall terminate and neither party shall have any further rights or obligations hereunder except as otherwise set forth herein.

Section 10.2 Closing. The Closing of the sale of the Property by Seller to Purchaser will occur on or before September 27, 2006 (the “Closing Date”) through the escrow established with the Title Company. At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.

Section 10.3 Purchaser’s Closing Obligations. At least one (1) Business Day prior to the Closing Date (or at such times as may otherwise be provided herein), Purchaser, at its sole cost and expense, will deliver the following items in escrow with the Title Company pursuant to Section 4.3, for delivery to Seller at Closing as provided herein:

(a) The Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.2;

(b) Two counterparts of the Blanket Conveyance, Bill of Sale, and Assignment and Assumption substantially in the form attached hereto as Exhibit G (the ”Blanket Conveyance”) duly executed and acknowledged by Purchaser;

(c) Evidence reasonably satisfactory to Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so;

(d) Two counterparts of the Safeco Lease, duly executed and acknowledged by Purchaser; and

(e) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

Section 10.4 Seller’s Closing Obligations. Seller, at its sole cost and expense, will deliver items (a) through (e) in escrow with the Title Company pursuant to Section 4.3, and items (f), (g), (h), (i) and (j) to Purchaser at the Property:

(a) A special warranty deed in the form attached hereto as Exhibit H-1 (the “Deed”), duly executed and acknowledged by Seller conveying to Purchaser the Real Property and the Improvements (other than the Skybridges) subject only to the Permitted Exceptions, which Deed shall be delivered to Purchaser by the Title Company causing same to be recorded in the Official Records, and a quitclaim deed in the form attached hereto as Exhibit H-2 conveying the Skybridges, which quitclaim deed shall be delivered to Purchaser by the Title Company causing same to be recorded in the Official Records;

(b) Two counterparts of the Blanket Conveyance duly executed and acknowledged by Seller;

(c) Two counterparts of the Safeco Lease, duly executed and acknowledged by Safeco Insurance Company of America;

(d) A certificate in the form attached hereto as Exhibit I (“Certificate as to Foreign Status”) certifying that Seller is not a “foreign person” as defined in Section 1445 of the Code, as well as any form or other document required under applicable laws to be executed by Seller in connection with any transfer tax applicable to the transaction contemplated by this Agreement;

(e) To the extent obtained by Seller, Estoppel Certificates from each of the Tenants under Leases and a Seller’s estoppel certificate that the Seller has not received notice of any claims from any Tenant that did not execute an Estoppel Certificate;

(f) Evidence that the Seller has requested that the City of Seattle consent to the assignment of the rights granted under existing City ordinances to maintain the Skybridges included as part of the Real Property over public rights-of-way;

(g) Such other documents as may be reasonably necessary or appropriate to effectuate the transaction which are the subject of this Agreement;

(h) The Personal Property;

(i) All original Licenses and Permits in Seller’s Control; and

(j) Such keys to the Improvements in Seller’s Control as Purchaser may request.

Section 10.5 Prorations. Business improvement district charges; vault rent; water, sewer and utility charges; amounts payable under any Service Contracts or other agreements or documents; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the operation and maintenance of the portion of the Property not covered by the Safeco Lease shall all be prorated as of 11:59 p.m. on the date immediately preceding the Closing Date (i.e., Purchaser is entitled to the income and responsible for the expenses of the day of Closing), on the basis of a 365-day year. Excluded from such pro ratable expenses are all financing costs. Seller will pay all ad valorem real and personal property taxes through the date immediately preceding the Closing Date. Because Purchaser is a public entity exempt from property taxes no tax proration for ad valorem taxes will be required. Local improvement district and/or special assessments installment payments shall be prorated as of the date immediately preceding the Closing Date. Seller and Purchaser hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of rents or other charges received from tenants, such amount have not been collected, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter. Any amounts not paid within such thirty (30) day period shall bear interest from the date actually received by the payor until paid at the greater of (i) the rate of ten percent (10%) per annum or (ii) the prime rate (or base rate) reported from time to time in the “Money Rates” column or section of The Wall Street Journal as being the base rate on corporate loans at larger United States money center commercial banks plus two (2) percent. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from tenants from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice. The provisions of this Section 10.5 shall survive Closing.

Section 10.6 Delivery of Real Property. Upon completion of the Closing, Seller will deliver to Purchaser possession of the Real Property and Improvements, subject to the Safeco Lease and the Permitted Exceptions.

Section 10.7 Costs of Title Company and Closing Costs. Purchaser will pay (i) all premiums and other costs for the Title Policy in excess of the premium for a standard owners policy, including, but not limited to, any endorsements and any mortgagee policy of title insurance, (ii) one-half of the Title Company’s closing and escrow fees, (iii) the costs associated with any updates to the Survey commissioned by Purchaser, and (iv) the recording fees required in connection with the transfer of the Property to Purchaser. Seller will pay (i) the premium for the Title Policy to the extent of the premium for a standard coverage policy, (ii) one-half of the Title Company’s closing and escrow fees, and (iii) the real estate excise tax and other applicable transfer taxes.

Section 10.8 Post-Closing Delivery of Lease Notice. Promptly following Closing, Seller will deliver to each tenant under each lease of the Real Property being assumed by Purchaser, a letter acknowledging the sale of the Property to Purchaser and the assignment of the obligations under the Leases to Purchaser. This Section 10.8 shall survive Closing.

Section 10.9 Collegiana Lawsuit. Purchaser acknowledges that Kauri Investments, Ltd. (“Kauri”) has petitioned for discretionary review of the Court of Appeals decision in the Collegiana Lawsuit. If the discretionary appeal is accepted by the Washington Supreme Court, Seller will contest the appeal at its sole cost and expense and vigorously defend any further proceedings in the trial court if the appeal is granted and the matter remanded for further proceedings. After Closing, Purchaser may, if it so elects, participate with Seller in the appeal at Purchaser’s expense, but Seller shall nonetheless control the proceeding. Absent the entry of a final judgment in the Collegiana Lawsuit (i.e., a judgment that is no longer the subject of an appeal or other ongoing litigation) prior to Closing, the parties shall proceed to close the purchase and sale of the entire Property, but shall escrow funds and proceed in accordance with the terms of Section 10.10 below. If a final judgment is entered in favor of Seller in the Collegiana Lawsuit before or after Closing, then if Seller is awarded any fees or costs in such appeal, it shall be entitled to retain such, together in all cases with the fees and costs awarded at the trial and Court of Appeals levels and the Kauri-forfeited deposit and all interest earned therewith. If a final judgment granting specific performance is entered in favor of Kauri prior to Closing, then the Purchase Price for the Property shall be reduced by (a) Two Million One Hundred Thousand Dollars ($2,100,000) and (b) if any other portion of the Property is permanently encumbered by a parking easement in favor of Kauri, then the Purchase Price shall be reduced by an additional One Hundred Twenty-Five Thousand Dollars ($125,000), and such easement shall be deemed a Permitted Exception, and the Collegiana Property shall be excluded from this transaction. Seller shall be responsible for the payment of any monetary judgment (including fees and costs) entered in favor of Kauri in the Collegiana Lawsuit before Closing and shall indemnify and hold Purchaser harmless therefrom. This Section 10.9 shall survive Closing.

Section 10.10 Collegiana Hold-Back. If final judgment is not entered in the Collegiana Lawsuit prior to Closing, then a Two Million One Hundred Thousand Dollar ($2,100,000) portion of the Purchase Price (the “Escrowed Funds”) shall be left in escrow in an interest bearing account with the Title Company at Closing, pending entry of that final judgment. If final judgment is entered in favor of Seller in the Collegiana Lawsuit, then the Escrowed Funds, exclusive of (a) interest thereon, (b) an amount equal to Purchaser’s reasonable out-of-pocket attorney’s incurred in connection with the Collegiana Lawsuit, if any, and fully documented to Seller, and (c) an amount equal to the Agreed Expenditures, as defined below (collectively the “Purchaser’s Deductions”) shall be remitted to Seller, and the balance shall be remitted to Purchaser and Seller shall pay Purchaser an amount equal to the Purchaser’s Deductions, if any, which exceed the Escrowed Funds. If final judgment granting specific performance is entered in favor of Kauri in the Collegiana Lawsuit, then $2,100,000 of the Escrowed Funds plus the accrued interest shall be remitted to Purchaser and Seller shall pay Purchaser an amount equal to the Purchaser’s Deductions less the accrued interest previously paid. If in any final judgment granting specific performance entered in favor of Kauri, Kauri is awarded a permanent parking easement on any portion of the Property, Seller shall be obligated to remit to Purchaser an additional One Hundred Twenty-Five Thousand Dollars ($125,000). As used herein, the “Agreed Expenditures” means all repairs and maintenance expenses incurred by Purchaser in connection with the Collegiana, to the extent such repairs and maintenance are required by Authorities or necessary to avoid potential deterioration or damages to the Collegiana and which exceed Thirty Five Thousand Dollars ($35,000) in any consecutive twelve (12) month period. If, however, Purchaser uses the Property prior to the entry of final judgment in the Collegiana

Lawsuit (other than to the extent needed for prudent managerial oversight or to undertake maintenance and repair), items (a) and (c) shall be excluded from Purchaser’s Deductions. Seller shall be responsible for the payment of any monetary judgment (including fees and costs) entered in favor of Kauri in the Collegiana Lawsuit after Closing and shall indemnify and hold Purchaser harmless therefrom. This Section 10.10 shall survive Closing and the limitations set forth in Section 13.3 and Section 16.1 of this Agreement shall not apply to any claims, actions, judgments or liabilities arising under this Section 10.10.

ARTICLE XI.

BROKERAGE

Section 11.1 Brokers. Seller has agreed to pay to Pacific Real Estate Partners, Inc. (“Broker”) a real estate commission at Closing pursuant to a separate written agreement between Seller and Broker (the “Broker Agreements”). Other than as stated in the first sentence of this Section 11.1, Purchaser and Seller represent to the other that no real estate brokers, agents or finders’ fees or commissions are due or will be due or arise in conjunction with the execution of this Agreement or consummation of this transaction (including the lease of the Property to Safeco pursuant to the Safeco Lease) by reason of the acts of such party, and Purchaser and Seller will indemnify and hereby agree to hold the other party harmless from any brokerage or finder’s fee or commission claimed by any person asserting his entitlement thereto at the alleged instigation of the indemnifying party for or on account of this Agreement or the transactions contemplated hereby. The provisions of this Article XI will survive any Closing or termination of this Agreement.

ARTICLE XII.

CONFIDENTIALITY

Section 12.1 Confidentiality. Seller and Purchaser each expressly acknowledges and agrees that the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same will be held in the strictest confidence by each of them and will not be disclosed by either of them except to their respective legal counsel, accountants, consultants, officers, partners, directors, investors, members and shareholders, and except and only to the extent that such disclosure may be necessary for their respective performances hereunder or as otherwise required by applicable law or by virtue of the fact that a party or an Affiliate is a public company or a public institution subject to state and federal public disclosure and public meeting laws. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all Confidential Information obtained by Purchaser in connection with the Property will not be disclosed by Purchaser to any third persons other than the Permitted Outside Parties without the prior written consent of Seller. Nothing contained in this Article XII will preclude or limit either party to this Agreement from disclosing or accessing any information otherwise deemed confidential under this Article XII in connection with that party’s enforcement of its rights following a disagreement hereunder, or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with any Authorities required by reason of the transactions provided for herein pursuant to an opinion of counsel. The provisions of this Article XII will survive any termination of this Agreement.

ARTICLE XIII.

REMEDIES

Section 13.1 PURCHASER’S REMEDIES. IN THE EVENT THE CLOSING OF THE PURCHASE AND SALE TRANSACTION PROVIDED FOR HEREIN DOES NOT OCCUR AS HEREIN PROVIDED SOLELY BY REASON OF MATERIAL DEFAULT OF SELLER, PURCHASER MAY, AS PURCHASER’S SOLE AND EXCLUSIVE REMEDY, ELECT BY NOTICE DELIVERED TO SELLER WITHIN TEN (10) BUSINESS DAYS FOLLOWING THE SCHEDULED CLOSING DATE, EITHER OF THE FOLLOWING:

(A) TERMINATE THIS AGREEMENT, IN WHICH EVENT: (I) PURCHASER WILL RECEIVE FROM THE TITLE COMPANY THE EARNEST MONEY DEPOSIT; AND(II) SELLER AND PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS; OR

(B) PURSUE SPECIFIC PERFORMANCE OF THIS AGREEMENT SO LONG AS ANY ACTION OR PROCEEDING FOR SPECIFIC PERFORMANCE COMMENCED BY PURCHASER AGAINST SELLER SHALL BE FILED WITHIN TEN (10) BUSINESS DAYS AFTER THE SCHEDULED CLOSING DATE; PROVIDED, HOWEVER, IF SPECIFIC PERFORMANCE IS NOT AN AVAILABLE REMEDY HEREUNDER, THEN PURCHASER’S SOLE REMEDY SHALL BE AS PROVIDED IN SECTION 13.1(A) ABOVE, EXCEPT THAT IF PURCHASER IS UNABLE TO PURSUE SPECIFIC PERFORMANCE SOLELY BECAUSE OF SELLER’S SALE OF THE PROPERTY, THEN IN ADDITION TO RECOVERING FROM THE TITLE COMPANY THE EARNEST MONEY DEPOSIT, PURCHASER SHALL ALSO BE ENTITLED TO RECOVER FROM SELLER CONTRACT DAMAGES EQUAL TO PURCHASER’S ACTUAL, REASONABLE LOSSES AS A RESULT THEREOF, SUBJECT TO SECTION 13.3 BELOW (BUT SUCH DAMAGES WITH RESPECT TO PURCHASER’S LOSS OF THE BENEFIT OF ITS BARGAIN SHALL NOT EXCEED THE NET EXCESS AMOUNT, IF ANY, THAT SELLER WOULD HAVE REALIZED HAD SELLER SOLD THE PROPERTY FOR ITS FAIR MARKET VALUE ON THE CLOSING DATE TO A BONA FIDE THIRD PARTY PURCHASER OVER THE PURCHASE PRICE), WHEREUPON PURCHASER AND SELLER SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS.

IN EITHER EVENT, PURCHASER HEREBY WAIVES ALL OTHER REMEDIES FOR A PRE-CLOSING DEFAULT BY SELLER, INCLUDING WITHOUT LIMITATION, ANY CLAIM AGAINST SELLER FOR DAMAGES (OTHER THAN AS EXPRESSLY PROVIDED HEREINABOVE) OF ANY TYPE OR KIND INCLUDING, WITHOUT LIMITATION, PUNITIVE DAMAGES. FAILURE OF PURCHASER TO MAKE THE FOREGOING ELECTION WITHIN THE FOREGOING TEN (10) BUSINESS DAY PERIOD (OR IF PURCHASER TIMELY ELECTED TO PURSUE SPECIFIC PERFORMANCE BUT FAILED TO FILE THE SPECIFIC PERFORMANCE ACTION WITHIN THE FOREGOING TEN (10) BUSINESS DAY PERIOD) SHALL BE DEEMED AN ELECTION BY PURCHASER TO PURSUE THE REMEDY IN SECTION 13.1(A) ABOVE, WHEREUPON

SELLER AND PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 13.1 WILL LIMIT PURCHASER’S REMEDIES AT LAW, IN EQUITY OR AS HEREIN PROVIDED IN THE EVENT OF A BREACH BY SELLER OF ANY OF THE TERMINATION SURVIVING OBLIGATIONS AFTER TERMINATION. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, PURCHASER SHALL NOT SEEK A PERSONAL JUDGMENT AGAINST SELLER NOR ITS MEMBERS, MANAGERS, EMPLOYEES OR AGENTS, NOR THE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, INVESTMENT ADVISORS OR AGENTS OF ANY OF THEM FOR ANY CLAIMS UNDER OR RELATED TO THIS AGREEMENT OR THE PROPERTY.

Purchaser’s Initials	Seller’s Initials

Section 13.2 DEFAULT BY PURCHASER. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF A DEFAULT BY PURCHASER, PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER AND THAT THE EARNEST MONEY DEPOSIT, EXCLUSIVE OF ANY INTEREST ACCRUED THEREON, IS A REASONABLE ESTIMATE OF SUCH DAMAGES. THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN DO NOT OCCUR AS PROVIDED HEREIN SOLELY BY REASON OF ANY DEFAULT OF PURCHASER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE EARNEST MONEY DEPOSIT, INCLUSIVE OF ANY INTEREST ACCRUED THEREON, WILL BE SELLER’S FULL, AGREED AND LIQUIDATED DAMAGES AND WILL BE SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) IN LIEU OF ANY OTHER DAMAGES, SPECIFIC PERFORMANCE, OR ANY OTHER REMEDY SELLER MIGHT OTHERWISE HAVE AGAINST PURCHASER, WHEREUPON THIS AGREEMENT WILL TERMINATE AND SELLER AND PURCHASER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS. THIS SECTION SHALL NOT WAIVE OR AFFECT SELLER’S RIGHT SAND PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS AGREEMENT (WHICH ARE NOT LIMITED BY THIS SECTION 13.2). THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN WILL LIMIT SELLER’S REMEDIES AT LAW, IN EQUITY OR AS HEREIN PROVIDED IN THE EVENT OF A BREACH BY PURCHASER OF ANY OF THE TERMINATION SURVIVING OBLIGATIONS. SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF

THIS SECTION 13.2, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

Purchaser’s Initials	Seller’s Initials

Section 13.3 Consequential and Punitive Damages. Each of Seller and Purchaser waive any right to sue the other for consequential, incidental or punitive damages for matters arising under this Agreement. This Section 13.3 shall survive Closing or termination of this Agreement.

ARTICLE XIV.

NOTICES

Section 14.1 Notices. All notices or other communications required or permitted hereunder will be in writing, and will be given by (a) personal delivery, (b) professional expedited delivery service with proof of delivery, (c) United States mail, postage prepaid, registered or certified mail, return receipt requested, (d) prepaid telegram or telex (providing that such telegram or telex is confirmed by the sender by expedited delivery service or by mail in the manner previously described), or (e) by facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address or in the manner provided herein, or, in the case of telegram, telex or facsimile transmission, upon receipt. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

To Seller:	General America Corporation/Safeco
Insurance Company of America
4333 Brooklyn Ave. NE
Seattle, WA 98189
Attn: Corporate Real Estate
Fax: (206) 545-5477

And to	General America Corporation
4333 Brooklyn Ave. NE
Seattle, WA 98189
Attn: General Counsel
Fax: (206) 545-5559

with copy to:	Alston, Courtnage, & Bassetti LLP
1000 Second Avenue, Suite 3900
Seattle, WA 98104-1045
Attn: Michael S. Courtnage
Fax: (206) 623-1752

To Purchaser:	University of Washington
Real Estate Office
1326 Fifth Avenue, 400 Skinner Building
Seattle, WA 98101-2610
Attn: Director of Real Estate
Fax: (206) 685-1547

with copy to:	Attorney General’s Office – UW Division
Box 351260
University of Washington
101 Gerberding Hall
Seattle, WA 98195
Attn: Jack G. Johnson
Fax: (206) 543-0779

To Title
Company:	Stewart Title Guaranty Company
1000 Second Avenue, Suite 1620
Seattle, WA 98104
Title Order No.: 206136002
Attn: John Jones
Fax: (206) 770-8868

ARTICLE XV.

ASSIGNMENT AND BINDING EFFECT

Section 15.1 Assignment; Binding Effect. Neither party will have the right to assign this Agreement without the non-assigning party’s prior written consent, which consent may be withheld in such non-assigning party’s sole and absolute discretion. Any attempted assignment or delegation in violation of this Section 15.1 without the prior written consent of the other party hereto shall be void, and the purported assignee shall not have any rights hereunder. Notwithstanding the foregoing, Purchaser and Seller may each assign and delegate its rights and obligations under this Agreement to an Affiliate of such assigning party without the consent of the non-assigning party, provided that (i) as of the effective date of such assignment, such Affiliate assignee expressly assumes, for the benefit of the non-assigning party, all of the assigning party’s obligations under this Agreement, and (ii) any such assignment shall not relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. All obligations of Seller hereunder are joint and several. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement.

ARTICLE XVI.

PURCHASER CLAIMS PERIOD

Section 16.1 Purchaser Claims Period; Limitation. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller under this Agreement and any and all documents executed pursuant hereto or in connection herewith (including, without limitation, the breach of any representations and warranties of Seller contained in such documents) for which a claim is timely made by Purchaser shall not exceed One Million Dollars ($1,000,000). Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds One Hundred Thousand Dollars ($100,000). Any action, suit or proceeding brought by Purchaser against Seller arising from or related to this Agreement must be commenced and served, if at all, on or before the date which is twelve (12) months after the date scheduled for the Closing Date. This Section 16.1 shall survive the Closing.

ARTICLE XVII.

MISCELLANEOUS

Section 17.1 Waivers. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act.

Section 17.2 Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto relating to or arising out of this Agreement, the transaction described herein, or the enforcement hereof, then in that event the prevailing party will be entitled to have and recover of and from the other party all reasonable attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 17.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment. This Section 17.2 shall survive the Closing or any termination.

Section 17.3 Time of Essence. Seller and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

Section 17.4 Construction. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits and schedules referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.

Section 17.5. Counterparts. To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement.

Section 17.6 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.7 Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

Section 17.8 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Washington, exclusive of the conflict of laws principles of such state. The parties consent to jurisdiction of the state courts located in King County, Washington in the event of any litigation arising out of this Agreement.

Section 17.9 Recording. The parties hereto agree that this Agreement shall not be recorded. However, at Purchaser’s option, a memorandum of this Agreement may be recorded in the Official Records. In the event this Agreement is terminated, Purchaser agrees to record a termination of the memorandum promptly following request by Seller.

Section 17.10 Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

Section 17.11 No Other Inducements. The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

Section 17.12 Exhibits. Exhibits A through L, inclusive, are incorporated herein by reference.

Section 17.13 No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

Section 17.14 Limitations on Benefits. It is the explicit intention of Purchaser and Seller that no person or entity other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement to be effective as of the date first above written.

SELLER

GENERAL AMERICA CORPORATION, a Washington corporation

By
Its	Executive Vice President

[Signatures continued on next page]

GENERAL INSURANCE COMPANY OF AMERICA

By
Its	Executive Vice President

SAFECO INSURANCE COMPANY OF AMERICA

By
Its	Executive Vice President

APPROVED AS TO FORM		PURCHASER
By		THE BOARD OF REGENTS OF THE UNIVERSITY OF WASHINGTON, an agency of the State of Washington
Assistant Attorney General
State of Washington
By
Weldon E. Ihrig
Executive Vice President